Exhibit 10.10

ALLIED SPECIALTY VEHICLES

October 09, 2014

Marcus Berto

Address on file with the Company

Dear Marcos:

The purpose of this letter is to outline the conditional offer of employment to you to join Allied Specialty Vehicles, Inc. This letter is not intended as an offer for a contract of employment for a specific term, but rather is a recitation of compensation and benefits of the offered employment, this letter supersedes any previous offer. This offer is contingent upon the successful completion of a drug screen, and background check.

Position: Chief Commercial Officer

Reporting to: Tim Sullivan, President and CEO

Location: Corporate Office in Orlando, FL with homestead in either Miami, FL or Orlando, FL

Start Date: October 10, 2014

Compensation: This is a salaried exempt position that will pay $18,269.23 per pay period paid every two weeks, less applicable taxes and deductions ($500,000.00 annual).

Bonus: You will participate in the ASV Annual Bonus Plan at the 100% target level for each fiscal year. Currently 80% of the potential payout is based upon achievement of ASV’s annual EBITDA, while the remaining 20% of potential payout is based upon achievement of Personal Objectives that shall be agreed upon. Total bonus potential is uncapped. Specific Details of the plan will be provided. The ASV Annual Bonus Program is subject to change by the Board of Directors at its discretion. Your participation in the ASV Bonus Program shall begin FY 2015.

Co-investment: You are being provided the opportunity to co-invest up to $1.5m into ASV at a share price of $402.23. Co-investment is not a requirement of the accepted position.

Long Term Incentives: This offer includes the potential for substantial wealth creation through the vesting of share options, against which value can be realized upon either a change in control (sale of ASV) or an IPO.

You have the potential to earn up to 5,000 share options in ASV at a strike price ruling at time of issue, which is currently $402.23 against a projected value of between $1,000 and $1,500 against the following vesting criteria:

a.	5,000 Optioned Shares (the “Time Based Options” shall vest 25% per annum over 4 years. They shall vest as outlined above on each anniversary date based on your employment start date. Should a change in control or IPO occur, all options shall immediately vestt.

Health, Dental, Vision, Life, Short Term and Long Term Insurance: The health insurance is administered by Anthem and has two versions of the plan, one of which is a high deductible plan $2,000 Single / $4,000 Family - referred to as the Base Plan and the other is a “Buy Up Plan” that has a $1,000 Single / $2,000 Family along with Co-Pays for Doctor Visits. Both are 80/20 plans after the deductible is met. Preventative prescription drugs and annual biometric screenings will be free for you and your

Corporate Office: 4716 New Broad Street, Suite 200, Orlando, FL 32814 /32814

407-681 -4700 • http://www.alliedsv.com

dependents if all are enrolled in the health plan. The dental insurance is administered by Delta Dental – it provides you with your choice of three levels of coverage and has a max benefit of $1,500 per person annually. The Vision plan is administered by VSP, with a $10 co-pay for well vision exams, $25 for lenses, $120 allowance for frames and an additional 20% off for amounts over the allowance, 15% discount off contact lens exams and a $120 allowance toward the contact lens exam and lenses. You may also open a Flex Savings Account or Health Savings Account (must be enrolled in the Base Medical Plan to open a an HSA) to assist with medical, dental and vision costs. The life insurance is administered by Prudential and the company provides you a basic policy of one year’s base salary, -you can purchase up to 5 times your annual salary up to $700,000 and additional coverage for your dependents at a nominal cost. In addition, there is a short term disability plan administered internally which pays 100% of your bases salary for up to 13 weeks, and a voluntary long term disability program which provides up to 60% of your salary to a maximum of $5,000 per month.

There is a 60-day waiting period for salaried employees for all benefits outlined above. You are eligible for benefits at the first of the month following 60 days of service with our company. There is also an Employee Assistance Program which is free and covers you and your family members. The Company agrees to reimburse you for COBRA expenses until you are eligible for ASV Benefits. You should submit the first month of COBRA Premium billing to support this payment.

401K Plan: Participation eligibility start date is first of the month following 60 days of employment per automatic enrollment of 3% unless opting out (or selecting higher percentage amount). Automatic increase in employee contribution of 1% every January until 10% employee contribution is achieved (unless opted out). Maximum allowable employee contribution is $17,500 per year (currently). The company will make a Safe Harbor match equal to 100% of the first 1% of salary contributed, and 50% of the next 5% of salary contributed (Employee puts in at least 6% and receives a 3% company match). Company match begins after enrollment. 100% vesting rights begin after 2 years of service.

Executive Non-Qualified Deferred Compensation Program: In addition to saving through the 401K plan, as a highly compensated employee, you are eligible to voluntarily participate in the ASV Deferred Compensation Program. This program allows you to defer part or all of your compensation in a given year (to include annual bonus payments if you wish), to be taken either in a future year (you determine the year upon each year’s enrollment in the plan), or when you retire. The investments match those of the 401K plan, however, there is no company match attributed to this account.

Vacation: The Company policy is 40 hours awarded at time of hire, 40 hours after 6 months, 80 hours after one year, 120 hours after five years and 160 hours after 10 years of service. However, we shall award you 160 hours of vacation upon your hire date.

Holiday Pay: There are currently ten paid company holidays.

Home Office and Equipment: This position shall be based in your home office as previously discussed. ASV shall provide you all the hardware and software required to successfully perform this position (computer, printer, fax, smart cell phone, and various software to be determined by you).

Relocation: You are eligible for relocation assistance per our company relocation policy at the Executive Level, as administered through Relocation Today, a summary of the ASV relocation package will be provided separately from this offer letter. Estimated coverage for a relocation from Brazil to either Miami, FL or Orlando, FL is approximately $160,000 and will be grossed up for taxes. Only actual costs shall be reimbursed not to exceed the maximum.

Corporate Office: 4716 New Broad Street, Suite 200, Orlando, FL 32814 /32814

407-681 -4700 •http://www.alliedsv.com

If you have any questions, please let me know. You may formally accept our offer subject to the conditions set forth by printing and signing one copy and returning the accompanying information to my attention. Thanks, and we look forward to having you on the Allied Specialty Vehicles Executive team.

Marcus, once again, we are greatly looking forward to having you join our team as we continue to grow and strengthen ASV.

/s/ Tim Sullivan

Tim Sullivan

Chief Executive Officer

Accepted:	/s/ Marcus Berto	Date:	10/9/14

Corporate Office: 4716 New Broad Street, Suite 200, Orlando, FL 32814 /32814

407-681 -4700 • http://www.alliedsv.com